Exhibit 10.20

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release is made and entered into by and among GMA BRIDGE FUND, LLC (“‘GMA Fund”.) and GMA BRIDGE HOLDINGS. LLC (“GMA Holdings”, and together with GMA fund “GMA”). on the one hand, and BIOSTEM TECHNOLOGIES, INC. (“Biostem”) on the other. GMA Fund, GMA Holdings and Biostem shall be referred to collectively herein as the “Parties” and each, a “Party.” This Agreement shall be effective upon signature by all pm1ies with the effective date the elate on which the last Party signs (the “Effective Date”).

RECITALS

WHEREAS. GMA Fund and Biostem entered into a Loan Agreement and Promissory Note for $1,000,000.00 plus interest, which were executed on or about July 26, 2018 (“Loan- I”);

WHEREAS, GMA Fund and Biostem entered into a Loan Agreement and Promissory Note for $2,000,000.00 plus interest, which were executed on or about October 4, 2018 (“Loan-2”);

WHEREAS, following the Parties· entry into Loan-I and Loan-2 (collectively, the “GMA Loans”), certain disputes relating to the GMA Loans and other matters arose between the Parties;

WHEREAS, on or about July 19, 2019, Biostem filed a lawsuit in the Seventeenth Judicial Circuit in and for Broward County, Florida against GMA and others styled Biostem Technologies, Inc. v. Wellington Capital Partners & Advisors, Inc. et. al., CACE 19015174 (the “Biostem Lawsuit”);

WHEREAS, on or about September 23, 2024, GMA Fund commenced an Arbitration against Biostem before the American Arbitration Association, which was assigned Case Number 0 I -24-000708776 (the “GMA Arbitration”);

WHEREAS, on or about November 14. 2025, Biostem filed its Answer, Affirmative Defenses, and Counterclaims in the GMA Arbitration, in which Biostem asserts Counterclaims against GMA Fund, GMA Holdings, Wellington Capital Partners & Advisors, Inc., Harold F. Sahlen. Jr., Jaime Rojas, and Fred Schaner (collectively the “Counter-Respondents”);

WHEREAS, on or about February 6, 2026, Biostem filed a Stipulation in the GMA Arbitration by which it withdrew, and promised not to refile, its counterclaims against all of the Counter-Respondents, excepting GMA Fund and GMA Holdings;

WHEREAS, on or about February 9, 2026, the Parties mediated their disputes before Arbitrator William K. Hill. The mediation resulted in an impasse;

WHEREAS, the Parties continued to negotiate a potential resolution of their disputes directly following the mediation;

WHEREAS, the Parties to this Settlement Agreement and Release (the “Agreement”) are represented by counsel who have reviewed and explained the consequences of this Agreement and the rights and obligations of the Parties under this Agreement, and the Parties have recognized their respective rights and obligations, and are desirous of settling, fully and finally, any and all disputes raised in, arising out of. connected with, or in any way relating to the GMA Loans. the Biostem Lawsuit and/or the GMA Arbitration;

NOW THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Parties, have resolved all pending and potential claims and interests that the Parties have or could have against one another arising out of, connected with, or in any way relating to the GMA Loans, the Biostem Lawsuit and/or the GMA Arbitration, in accordance with the following terms and conditions.

AGREEMENT

1.	Recitals.

The Parties acknowledge that all of the preceding paragraphs are true and correct and are incorporated into this Agreement by reference as though fully set forth herein.

2.	Consideration.

In consideration and exchange for the settlement and release contained in this Agreement, Biostem shall cause Three-Million Five-Hundred Thousand U.S. Dollars ($3,500,000.00) to be paid to GMA Fund by wire transfer (the “Settlement Payment”). Additionally, Biostem shall issue a secured promissory note to GMA Fund in the amount of One-Million U.S. Dollars ($1,000,000.00), which shall have a one-year term and shall bear interest at the rate of one half a percent (0.5%) per month for the first six months and, thereafter, at the rate of three quarters of one percent (0.75%) per month until maturity (the “Note’’), which accrued interest shall be paid by maturity. However, in the event that Biostem delivers payment of the full One-Million U.S. Dollars ($1,000,000.00) owed under the Note to GMA Fund on or before December 31, 2026, GMA Fund shall waive and relinquish any and all right to interest on the Note. The Note shall be secured by a mortgage on the real property located at 2836 Center Porl Circle, Pompano Beach, Florida, 33064 (the “Mortgage”). The Note and Mortgage shall be in the form of the promissory note and second mortgage attached to this Agreement as Exhibit A, unless the Parties consent to modify the Note and/or Mortgage by mutual agreement reflec!ed in a signed writing.

Biostem shall cause the Settlement Payment to be paid to GMA Fund, as described above, and shall deliver an original copy of the fully executed Note and the recorded Mortgage to GMA Fund, within five (5) days of Biostem’s counsel’s receipt of the W-9 for GMA Fund and a copy of this Agreement which has been executed by all Parties.

GMA acknowledges and agrees that the Settlement Payment, Note and Mortgage constitute the entire payment and consideration to be received by GMA arising out of, connected with, or in any way relating to the GMA Loans, the Biostcm Lawsuit and/or the GMA Arbitration, and that no further consideration or payment is owed to GMA by Biostem, other than Biostem’s obligations pursuant to the Note.

3.	Releases by the Parties.

A.	The Release provided bv GMA

In consideration of the undertakings described above, but expressly excepting the obligations created by, and the rights expressly reserved within this Agreement and the Note and Mortgage contemplated in Section 2 of this Agreement, GMA Fund and GMA Holdings. and all of their past and/or present agents, representatives, officers, directors, employees. stockholders, shareholders. subsidiaries, members, parents. affiliates. partners, attorneys, predecessors, successors, and assigns, hereby voluntarily and knowingly release, relinquish and forever discharge any and all claims, causes of action, costs, attorneys’ fees, damages, liabilities. demands, obligations, expenses, and remedies, whether now known or unknown, and whether pending or not yet asserted, contingent or non-contingent. liquidated or unliquidated, matured or unmatured,vhich they have or may have had against Biostem, and all of its past and/or present agents, representatives. officers, directors, employees, stockholders, shareholders, subsidiaries, members, parents. affiliates. partners. attorneys. predecessors, successors. and assigns (collectively the “Biostem Releasees”) arising from, or in any way relating to, the GMA Loans. the Biostem Lawsuit and/or the GMA Arbitration.

B.	The Release provided by Biostem

In consideration of the undertakings described above, but expressly excepting the obligations created by, and the rights expressly reserved within this Agreement and the Note and Mortgage contemplated in Section 2 of this Agreement, Biostem and all of its past and/or present agents, representatives, officers, directors, employees, stockholders. shareholders, subsidiaries, members, parents. affiliates, partners, attorneys, predecessors. successors, and assigns, voluntarily and knowingly release, relinquish, and forever discharge any and all claims, causes of action, costs, attorneys’ fees, damages, liabilities, demands, obligations, expenses, and remedies, whether now known or unknown, and whether pending or not yet asserted, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, which they have or may have had against GMA Fund and GMA Holdings, and all of their past and/or present agents, representatives. officers, directors, employees, stockholders, shareholders, subsidiaries, members, parents, affiliates, partners, attorneys, predecessors, successors, and assigns (collectively, the “GMA Releasees”) arising from, or in any way relating to, the GMA Loans, the Biostem Lawsuit and/or the GMA Arbitration.

C.	Express Reservation of Claims

Notwithstanding any other provision in this Agreement, nothing herein shall be construed to release, waive, relinquish, or discharge any obligations created by this Agreement or claims or rights under the Note or Mortgage contemplated in Section 2 of this Agreement, as the Parties’ continuing rights and obligations under the Note and Mortgage are part of the express consideration for this settlement.

4.	No Assignment or Transfer of Released Claims.

The Parties represent and warrant that, as of the date of this Agreement, they have the requisite legal authority to enter into this Agreement and that they have not assigned, transferred. or hypothecated, or purported to assign. transfer. or hypothecate. to any person, firm. corporation. association. or entity whatsoever any of the claims or defenses released in Paragraph 3 (inclusive of its subparts) of this Agreement.

5.	Releases Include Unknown Claims.

The Parties understand and agree that the claims released in Paragraph 3 (inclusive of its subparts) of this Agreement are intended to and do include any and all claims of every nature and kind whatsoever (whether known, unknown, suspected, unsuspected. accrued or unaccrued) which any Party has or may have against the other Parties. with the exception of the reservation outlined in Section 3(C).

The Parties acknowledge that they may hereafter discover facts different from or in addition to those which are now known or believed to be true with respect to the claims released in Paragraph 3 (inclusive of its subparts) of this Agreement, and agree that, in any such event, this Agreement shall nevertheless be and remain effective in all respects, notwithstanding such different or additional facts, or the discovery thereof.

6.	No Admissions.

This Agreement is expressly agreed to be in compromise of all disputes and disputed claims, and neither the Settlement Payment nor the BioStem Releases or the GMA Releases contained herein are to be construed as admissions of fault. wrongdoing, or liability on the part of any of the Parties, which liability is expressly denied.

7.	Notice of Dismissal

Within five (5) days of GMA Fund’s receipt of the Settlement Payment and the Note and Mortgage contemplated in Paragraph 2 of this Agreement, the Parties shall notify the American Arbitration Association that the Arbitration has been settled and should be promptly dismissed. with each Party bearing its own costs, attorneys’ fees and arbitration fees.

8.	Tax Consequences.

Except as may be set forth in this Agreement, no statement or representation, written or oral, express or implied, has been made to GMA Fund, or any of its agents, attorneys, or representatives, by Biostem, or any of its agents, attorneys, or representatives, regarding the federal or state income tax consequences of this Agreement, or the tax treatment of the Settlement Payment. Note or Mortgage. GMA Fund expressly acknowledges and agrees that it has relied solely upon the advice of its own attorneys and/or advisors as to the tax consequences of the Settlement Payment and this Agreement.

9.	Binding Nature.

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective estates, heirs, legal representatives. successors, and assigns. The Parties represent and acknowledge that they have had an opportunity to consult ,vith, and have consulted with, counsel in connection with the execution of this Agreement.

10.	Integration and Merger.

This Agreement, along with the Note and Mortgage contemplated in Section 2. of this Agreement, contains the entire agreement between the Parties, and the terms of this Agreement are contractual and not a mere recital. The Parties agree that all prior negotiations and understandings between them have been merged herein. and that this Agreement may not be modified. altered, or changed, except by a writing signed by a duly authorized representative of each Party.

11.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and the counterparts shall together constitute one and the same agreement, notwithstanding that each Party is not a signatory to the original or the same counterpart. Electronic signatures or signatures transmitted via email or facsimile, shall be deemed as effective as original signatures. This Agreement shall not become effective until signed by all Parties.

12.	Severability.

If any provision of this Agreement is determined to be invalid, or unenforceable. or void as against public policy, the remainder of this Agreement shall not be affected thereby; provided, however, that in the event any material term contained within Paragraphs 2 and 3 (inclusive of its subparts) of this Agreement is invalidated (in whole or in part) for any reason whatsoever, then this entire Agreement shall be null and void.

13.	Representation and Warranties.

The Parties represent and warrant that in entering this Agreement: (a) they are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) they have had the opportunity to be represented and advised by legal counsel in connection with this Agreement. which they make voluntarily and of their own choice and not under coercion or duress; (c) they have made their own investigation of the facts and are relying upon their knowledge and the advice of their counsel; (cl) they have no expectation that any of the other Parties will disclose facts material to this Agreement; and (e) they knowingly waive any and all claims that this Agreement was induced by any misrepresentations or non-disclosure and knowingly waive any and al I rights to rescind or avoid this Agreement based upon presently existing facts, known or unknown.

14.	Authority.

Each of the signatories hereto represents that she, he, or it has authority to execute this Agreement and to bind the Party or Parties on whose behalf she, he or it has signed.

15.	Construction.

In the event a reviewing Court or Arbitrator determines that any provision of this Agreement is ambiguous, the rule of construction that the ambiguity should be construed against the drafter shal I not apply because all Parties participated in the drafting of this Agreement.

16.	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflicts of law principles.

17.	Attorneys’ Fees.

The Parties will each bear their own expenses, costs. and attorneys’ fees, including any expenses. costs, or attorneys’ fees incurred in connection with the GMA Arbitration and the negotiation and execution of this Agreement.

18.	Headings and Captions.

The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

19.	Cooperation.

The Parties agree to cooperate fully and to execute any and all supplementary documents and to take al I additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have affixed or caused to be affixed their respective signatures, effective on the day and year first written above.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

GMA BRIDGE FUND, LLC

By:	/s/ Fred Schaner
Name:	Fred Schaner
Title:	Secretary / Treasurer
Date:	4/22/2026

GMA BRIDGE HOLDINGS, LLC

By:	/s/ Fred Schaner
Name:	Fred Schaner
Title:	Secretary / Treasurer
Date:	4/22/2026

BIOSTEM TECHNOLOGIES, INC

By:	/s/ Jason Matuszewski
Name:	Jason Matuszewski
Title:	Chief Executive Officer
Date:	4/27/26